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                                                                      EXHIBIT 11


                              ADVANCED UROSCIENCE, INC.
                          COMPUTATION OF NET LOSS PER COMMON
                             AND COMMON EQUIVALENT SHARE


                              Year Ended   Year Ended   Nine Months Ended September 30,
                                                        -------------------------------
                              December 31, December 31,      1996           1997
                                 1995         1996        (Unaudited)    (Unaudited)
                              ---------------------------------------------------------
Computation of weighted
  average number of common
  and common equivalent
  shares outstanding

Common shares outstanding at
  the beginning of the period   2,811,600    3,170,220     3,170,220      3,713,220

Weighted average number of
  shares issued during the
  period                           40,630      420,625       379,833           -

Common equivalent shares
  attributed to stock
  options and warrants
  granted (A)                     219,964      219,964       219,964        219,964

Common stock issued  (B)        1,413,500    1,413,500     1,413,500      1,413,500
                              ------------------------------------------------------

Weighted average number of
  common and common
  equivalent shares
  outstanding                   4,485,694    5,224,309     5,183,517      5,346,684
                              ------------------------------------------------------
                              ------------------------------------------------------

Net  loss                       ($524,444) ($1,507,842)  ($1,035,419)   ($2,010,451)
                              ------------------------------------------------------
                              ------------------------------------------------------

Net loss per common and
  common equivalent share          ($0.12)      ($0.29)       ($0.20)        ($0.38)
                               -----------------------------------------------------
                               -----------------------------------------------------

(A) All stock options and warrants are anti-dilutive, however, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB
    83), stock options and warrants granted with the exercise price below the assumed initial offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares as if they were outstanding for all periods presented, using the treasury stock method.

(B) In April 1997, the Company sold 1,413,500 shares of Series A preferred stock at $4.00 per share. These shares have been assumed, to be converted into equal shares of common stock due to the automatic conversion requirement upon completion of an initial public offering.

     Pursuant to the Securities and Exchange Commission SAB 83, all stock issued at a price below the assumed initial offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement has been included in the calculation of common stock as if it was outstanding for all periods presented.